EXHIBIT 99.1

For more information, please contact: Kari Walker

Vice President, Trevelino & Keller

(404) 214-0722

kwalker@trevelinokeller.com

AMERICAN EXPRESS BUSINESS TRAVEL RENEWS AND EXPANDS LONG-TERM

GLOBAL SERVICES CONTRACT WITH TRX

Contracting TRX’s Transaction Processing Solutions: RESX, CORREX, TRANXACT, SELEX

ATLANTA – December 5, 2005 – TRX, Inc. (NASDAQ: TRXI), a leading, independent provider of transaction processing and data integration solutions to the global travel industry, today announced that it has signed a five-year global services agreement with American Express Business Travel. The contract represents a renewal of the CORREX and RESX technologies in use at American Express Business Travel today, as well as the addition of two new TRX technologies, TRANXACT and SELEX Workflow Manager.

TRX has been providing CORREX automated processing and RESX online booking services for American Express Business Travel since 2000 and 2003, respectively. The new contract provides for the continuation of these services and outlines the ongoing expansion of CORREX services globally.

In addition to renewal terms, the contract also adds services and tools from two other TRX solutions, TRANXACT and SELEX. TRANXACT is TRX’s settlement and exception solution. Through TRANXACT, TRX will provide consolidated paper ticket distribution services for American Express Business Travel. SELEX Workflow Manager is one of four TRX SELEX tools, designed to manage transactional tasks, track agent productivity, and identify process error trends. American Express Business Travel is implementing SELEX Workflow Manager on several hundred agent workstations, enabling the agency to cross-utilize agents across locations, increase internal efficiencies, decrease operating costs, and recommend policy improvements for its customers.

“We are pleased to solidify the next phase of our long-standing relationship with American Express Business Travel,” said TRX President & CEO Trip Davis. “We value American Express Business Travel as a partner and a client. We are excited to build on our partnership and work behind the scenes with American Express as it continues to grow in the market place.”

About TRX, Inc.

TRX (NASDAQ: TRXI) is a leading, independent provider of transaction processing and data integration services to the global travel industry. TRX provides five hosted technology and service offerings: RESX (Online Booking), SELEX (Agent Technology), CORREX (Automated Processing), TRANXACT (Settlement & Exceptions), and DATATRAX (Data Integration). TRX provides each of these solutions individually or as a comprehensive, integrated end-to-end processing suite for travel agencies, travel suppliers, large corporations, credit card issuers, and expense management companies. TRX is headquartered in Atlanta, Georgia with operations and staff in North America, Europe, and Asia.

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